Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                  Contact: Paul Knopick

                                                                                                                                                                                        888-795-6336

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ITRONICS THIRD QUARTER 2014 SALES INCREASE 149 PERCENT ON A 251 PERCENT INCREASE IN GOLD’n GRO FERTILIZER SALES

RENO, Nevada, November 18, 2014 -- Itronics Inc. (OTC:ITRO) a diversified fertilizer, silver, and mineral producer, and silver and zinc process technology developer, today announced sales results for the three months and nine months ended September 30, 2014 and provided an operations update.

The Company reported that for the third quarter ended September 30, 2014, Total Revenues were $242,567 compared to $ 97,253 in the 2013 third quarter. Total Revenues for the nine months ended September 30, 2014 were $1,588,678 compared to $1,810,160 in the same period in 2013, a decrease of 12 percent. GOLD’n GRO fertilizer sales, which are the driver for the Company’s growth, were up three percent in the nine month period due to a 251 percent increase in the 2014 third quarter.

2014 Third Quarter and Nine Month Sales Results

Unaudited Revenues for the third quarter, and nine months ended September 30, 2014 together with comparative figures for 2013 are presented below:

ITRONICS INC.

	For the Quarter		For the 9 Months
	Ended Sept 30		Ended Sept 30
	2014	2013	2014	2013
REVENUE
Fertilizer	$ 202,236	$ 57,588	$ 1,456,453	$ 1,409,043
Silver	$ 476	$ 1,053	$ 2,432	$ 180,152
Photo Services	$ 8,846	$ 12,279	$ 32,634	$ 41,458
Mining Tech Services	$ 31,009	$ 26,333	$ 97,159	$ 179,507

Total Revenues	$ 242,567	$ 97,253	$ 1,588,678	$ 1,810,160

Operations Update

    The third quarter increase in fertilizer sales represents new business that developed in September combined with an early start to the fall fertilizer season. The nine month GOLD’n GRO liquid fertilizer revenue increase of three percent was due to the 251 percent increase in third quarter sales.

    The GOLD’n GRO chelated multi-nutrient zinc fertilizers, GOLD’n GRO 9-0-1+7% Zn and GOLD’n GRO 9-0-2+3% Zn, are the two best-selling fertilizers for the Company. Both fertilizers have been demonstrated to be very effective applied to the soil, or applied foliar for fertilizing trees and vines. The California market for almonds, pistachios, walnuts, and grapes is especially strong this year, which is benefiting the growers who have water.

    GOLD’n GRO multi-nutrient zinc fertilizers provide improved soil nutrient bioavailability which increases nutrient uptake by the trees and vines so that smaller quantities of fertilizers can be used as compared to competing fertilizers. These features of the GOLD’n GRO multinutrient zinc fertilizers combined with resulting yield improvements makes them attractive to growers. These fertilizers are even more attractive when crop prices are strong and rising. The Company believes that this is an important reason for the third quarter sales increase. However, sales will continue to be affected by uncertainties related to the severe drought in California.

    The decline in nine month silver sales is due to lack of bullion production while electrical improvements to the refinery are being completed. As discussed in the Itronics’ April 3, 2014 press release, the Company has experienced electric power quality issues of varying severity for a number of years. The process of solving the problem revealed several different factors as partial causes, resulting in a need to upgrade many of the components of the electrical distribution system in the refinery.

    The refinery electrical upgrade is progressing well and is expected to be completed in January 2015. The electrical distribution capacity in the refinery has been doubled and surge protection devices that stabilize the electrical power have been installed. Testing of the upgraded electrical distribution in the refinery indicates that the improvements have completely stabilized the power being delivered to the furnaces and is indicating that electrical power consumption may be reduced by about 35 percent, a significant savings.

    During the third quarter a review of the electrical power capacity of the installed electrical delivery system in the factory determined that we have installed electrical capacity of 1.2 megawatts. This installed electric power capacity is an underutilized asset that is available to support future operation expansions that require substantial amounts of electrical power.

    During the third quarter a decision was made to convert the lighting in the factory to energy saving fluorescent lamps. The retrofit is eligible for a rebate from the power company which will just about pay for replacement of the lights. The electric power savings is expected to be in the range of 60 percent, another significant savings in electrical power costs.

    Additional electrical improvements are needed in the factory to stabilize the electrical power being delivered to individual operating areas. These power quality improvement projects are being planned for completion in 2015, and may reduce electrical power consumption further. A decision was made to delay acquisition and installation of a natural gas powered generator, which could provide additional savings, until Itronics has a chance to evaluate the savings being obtained from on-going electrical power quality improvements.

    Over the year recovery of silver from photographic liquids has continued and the Company has built up an inventory of unprocessed silver-bearing solids. These accumulated silver bearing solids are available for silver recovery and refining as soon as the refinery upgrade is completed.

    Receipts of silver-bearing photographic liquids continue to be more than sufficient to meet the requirements for on-going and expanded GOLD’n GRO fertilizer sales and are expected to continue to be more than adequate.

    Whitney & Whitney technical services sales were up 18 percent in the third quarter. The on-going service work is for one of its long term mining clients and is expected to continue for several years.

    Future silver and zinc prices are expected to strengthen. Because of this, the Company made a decision this year to review the Auric Fultstone Project for areas of anomalous silver and zinc geochemistry. Within the project area there is an area with a strong zinc anomaly that is also characterized by anomalous gold and copper. This work will be discussed in more detail in a separate press release.

About Itronics

    Itronics is a cleantech specialty liquid fertilizer company which produces silver bullion, continues to develop advanced silver and zinc processing technology, and that owns a large Iron Oxide Copper Gold (IOCG) mineral property(the Auric Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada.

    Itronics has a long history of environmental achievements, including being named one of the first International Green Heroes in a program sponsored by the British government, and one of the top 10 new technologies in agricultural innovation by Canadian Agri-Retailers. It is a cleantech Company that utilizes science and engineering to create and commercialize recycling, mineral, and nutrient technologies as a "Creative Clean Technology" Company.

    Headquartered in Reno, Nevada, Itronics produces GOLD’n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology and the Fulstone Iron Oxide Copper Gold exploration property in Nevada.

    The Company’s environmentally friendly GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie+UTF8&field-brandtextbin+GOLD%27n+GRO&node+2972638011.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)